CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Villarreal
	Senior Vice President and	Media Contact: Diane Zappas
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS SALES FOR THE NOVEMBER/DECEMBER PERIOD

New York, NY, January 8, 2009 -- Finlay Enterprises, Inc. (OTC Bulletin Board: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today that sales for the two-month period including November and December decreased 23.7% to $265.9 million compared to $348.7 million in the comparable period of 2007.  Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $88.1 million for the two-month period, as compared to $130.2 million for the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the two-month period excluding the Macy’s and Lord & Taylor stores scheduled to close at year-end decreased 20.8%.  Including these stores, comparable store sales decreased 20.1%.

On a continuing operations basis, sales for the 11-month period ended January 3, 2009 increased 2.5% to $821.9 million compared to $801.5 million for the comparable period of the prior year.  Specialty jewelry stores contributed sales of $298.7 million for the 11-month period, as compared to $208.0 million in 2007.  Comparable store sales for the 11-month period excluding the Macy’s and Lord & Taylor stores decreased 12.1% on a continuing operations basis.  Including these stores, comparable store sales decreased 12.3%.  The fiscal year 2007 sales results are on a continuing operations basis, which excludes sales from Parisian stores.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $835.9 million in fiscal 2007.  The number of locations at the end of December 2008 totaled 779, including 69 Bailey Banks & Biddle, 35 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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